**Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The information is not material and would cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted. **

NEXTRACKER CONFIDENTIAL	Exhibit 10.14

GENERAL BUSINESS AGREEMENT

This General Business Agreement is entered into by and between Nextracker LLC, with a place of business at 6200 Paseo Padre Pkwy, Fremont, California 94555-3601, USA (“NX LLC” or “NX”) and Flextronics Industrial Ltd., with a place of business at Suite 402, St. James Court, St. Denis Street, Port Louis, Mauritius (“Supplier”). NX (as further defined in Section 1.3 below) and Supplier are referred to each as a “Party” or collectively as the “Parties.” This Agreement shall be considered executed by the Parties as of the date of the last signature (the “Execution Date”), but the terms of this Agreement shall be effective as of May 27, 2019 (“Effective Date”).

DEFINITIONS

“Affiliate” means, with respect to a Party, any person or entity that controls, is controlled by, or is under common control with that Party, where control means a fifty percent or more controlling interest.

“Aged Inventory” means any Inventory that Supplier has had on its books for more than [***].

“Agreement” means this General Business Agreement and its attachments, exhibits, and amendments.

“Approved Manufacturer List” or “AML” means the list approved by NX, which may be specified in the Bill of Materials for a Product, that determines the approved original equipment manufacturer for Materials.

“Approved Vendor List” or “AVL” means the list provided by NX or Supplier, as the case may be, and approved by NX, that determines the vendors from which Supplier must purchase Materials, and may include, but is not limited to, original equipment manufacturers, resellers, distributors, or brokers.

“Bill of Materials” or “BOM” means the bill of materials for a Product.

“Business Days” means from 8:00 a.m. to 5:00 p.m., in NX LLC’s time zone, Monday through Friday, excluding national bank holidays.

“Confidential Information” has the meaning assigned to it in Section 13 (Confidentiality/Non-disclosure).

“Delivery Date” means the date confirmed by Supplier on the purchase order acknowledgement which indicates when Product will be delivered to NX.

“Dispute” has the meaning assigned to it in the Section 15.5 (Arbitration, Governing Law).

“Economic Order Inventory” means Materials purchased in quantities above the required amount for purchase orders and the FOL in order to achieve price targets for such Materials.

“Effective Date” has the meaning set forth in the recitals above, before the section entitled “Definitions”.

“Environmental Regulations” means any applicable hazardous substance content laws and regulations including, without limitation, those related to or implementing EU Directive 2011/65/EU about the Restriction of Use of Hazardous Substances (RoHS) and (EC 1907/2006) dealing with the registration, evaluation, authorization and restriction of chemical substances (REACH).

“Excess Inventory” means any Product, partially completed Product, Inventory or Special Inventory, or some or both, owned by Supplier that is not required for consumption to satisfy demand for Products under the next [***] under then-current purchase order(s) and FOL.

“Execution Date” has the meaning set forth in the recitals above, before the section entitled “Definitions”.

“Flex Materials” has the meaning set forth in Section 8 (Discontinuance of Materials) below.

“FOL” has the meaning set forth in Section 3.1 below.

“FOL Commitment Process” has the meaning set forth in Section 3.1 below.

“Governmental Change” has the meaning set forth in the Section 4.3 below.

“Inventory” means any Materials that Supplier has on its books in accordance with the applicable Lead Time for use in the manufacture of Products pursuant to a purchase order or FOL from NX.

“Lead Time” means the Materials Procurement Lead Time plus Manufacturing Lead Time.

“Manufacturing Lead Time” means the manufacturing cycle time required from the delivery of the Materials at Supplier’s facility to the completion of the manufacture, assembly and test processes.

“Manufacturing Laws” means applicable laws, enactments, regulations, regulatory policies and guidelines, industry codes, regulatory permits and licenses regarding the manufacturing activity which are in force in the country of the Supplier premises where manufacturing of Products is taking place (including for the avoidance of doubt, laws on labour, health and safety of employees); for the avoidance of doubt, this does not include Product Laws.

“Materials” means components, parts, raw materials and subassemblies that comprise the Product and that appear on the Bill of Materials for the Product.

“Materials Procurement Lead Time” means, with respect to any particular item of Materials, the longer of (a) the lead time to obtain such Materials as recorded on Supplier’s system of record or (b) the actual lead time.

“Minimum Order Inventory” means Materials purchased in excess of requirements for purchase orders and FOL because of minimum lot sizes required by the vendor.

“[***] Charges” means a [***] finance carrying charge of [***], and storage and handling charge of [***].

“NX” has the meaning set forth in the recitals above, as further defined in Section 1.3.

“NX Controlled Materials” means those Materials classified on the respective BOM as Materials controlled by NX, to be updated on a [***] basis, provided that any Materials classified as such can become Materials that are not controlled by NX, only with written agreement of Supplier.

“NRE Charges” means: (a) Product-specific tooling, equipment or software and (b) incurred labor and other reasonably necessary non-recurring set-up, tooling or similar expenses as set forth in Flex’s pricing quotations.

“Obsolete Inventory” is Inventory that (i) has been removed by NX from the Bill of Materials for a Product as a result of an engineering change; or (ii) are no longer on an active Bill of Materials for any Products manufactured by Supplier for NX.

“Prices” has the meaning set forth in Section 3.1 below.

“Product” means an item in its completed form as described in written and agreed upon Specifications and that is the object of the Services and is sold by Supplier and purchased by NX pursuant to this Agreement.

“Product Laws” means applicable laws, enactments, regulations, regulatory policies and guidelines, industry codes, regulatory permits and licenses regarding the Product and its Materials which are in force in the country in which the Product is handled, stored, sold, promoted or used by NX.

“Services” has the meaning set forth in Section 1.1 below.

“Special Inventory” means any Minimum Order Inventory, Economic Order Inventory, safety stock and other mutually-agreed Inventory acquired by Supplier in excess of the [***] FOL to support flexibility or demand requirements.

“Spin/Merger” means a distribution by Flex, Ltd. of the stock of Yuma, Inc. or a corporation to which Yuma, Inc. is contributed (in either case, “SpinCo”) to is shareholders in a transaction intended to qualify under Section 355 of Title 11 of the United States Code (the “Code”) and SpinCo then merges, consolidates or combines with Nextracker, Inc. (or a wholly owned subsidiary of Nextracker, Inc.) in a transaction intended to qualify as a reorganization under Section 368 of the Code or a contribution under Section 351 of the Code.

“Specifications” means the agreed detailed instructions provided by NX defining each Product, which shall include, without limitation: Bills of Materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, Approved Manufacturer List and an Approved Vendor List.

“Standard Cost” means, as applicable: (a) the quoted cost of Materials represented on the Bill of Materials current at the time such Materials are acquired; or (b) the value of any Services performed on work-in-progress at the time such Services are performed.

“Supplier” has the meaning set forth in the recitals above, as modified in Section 1.3.

1.	SUBJECT MATTER AND SCOPE OF AGREEMENT

1.1

This Agreement is a global corporate supply agreement between NX and its Affiliates and Supplier and its Affiliates. This Agreement provides the general business terms and conditions pursuant to which NX may purchase Products from Supplier. Subject to the terms and conditions of this Agreement, NX hereby engages Supplier to procure Materials, and to manufacture, assemble, and test Products pursuant to mutually agreed upon written Specifications (collectively, such work, the “Services”).

1.2

Either Party may request that Supplier incorporate engineering changes into the Product or Specifications by providing a written description of the proposed engineering change sufficient to permit the Parties to evaluate the feasibility and cost of the proposed change. Supplier shall proceed with engineering changes when the Parties have agreed upon the changes to the Specifications, delivery schedule and adjustments to the Prices, and NX has agreed to reimburse Supplier the implementation costs and adjust the Prices for the Product, as applicable.

1.3

Supplier is an affiliate of a global group of operating companies who are collectively engaged in providing global manufacturing solutions to various customers including original equipment manufacturers. NX and its Affiliates may from time to time issue purchase orders for Products to Supplier or its Affiliates. Each purchase order, upon acceptance by Supplier or Supplier’s Affiliate, shall form a separate, binding agreement between (1) Supplier or the respective Supplier’s Affiliate, as applicable, and (2) NX, or the ordering Affiliate of NX, as applicable. The terms and conditions of each separate agreement shall consist of:

(a)	the terms and conditions of this Agreement, along with

(b)

the part numbers, quantity, Product price, delivery date, delivery location, and delivery terms as well as any other operational terms agreed by NX or the ordering Affiliate of NX with Supplier or the respective Supplier’s Affiliate on the face of its purchase order accepted by Supplier or the respective Supplier’s Affiliate (“Operational Terms”).

The placement of a purchase order by NX or the ordering Affiliate of NX, and the acceptance of the purchase order by Supplier or Supplier’s Affiliate as described in Section 2.1 below, shall be deemed the agreement by Supplier or Supplier’s Affiliate, and NX or the ordering Affiliate of NX, to be bound by these terms and conditions, and additionally the respective Affiliates shall sign an agreement with which they confirm adoption of the terms of this Agreement for any business between them substantially equivalent to the attached draft adoption agreement attached hereto as Exhibit A (each, an “Adoption Agreement”). Where a purchase order has been placed by a NX Affiliate, all references to “NX” in this Agreement shall mean the ordering NX Affiliate. Where a purchase order has been placed with an Affiliate of Supplier, all references to “Supplier” in this Agreement shall mean Supplier’s Affiliate. The list attached hereto as Exhibit B indicates the respective Parties’ current Affiliates issuing or receiving purchase orders, respectively and such list may be amended by written agreement of the Parties by email. For the avoidance of doubt, the Parties agree that each NX Affiliate will be granted its separate credit limit.

1.4

In the event of a conflict between the terms and conditions of this Agreement, the exhibits to this Agreement, any accepted purchase order and any Adoption Agreements between the Parties and their Affiliates, the order of precedence will be: this Agreement, the exhibits to this

Agreement, the accepted purchase order, and any Adoption Agreements between the Parties and their Affiliates. The terms and conditions contained in this Agreement prevail over any terms and conditions of any such purchase order, acknowledgment form or other similar order administration document exchanged by the Parties, and any such document, even if accepted by the other Party, shall not create additional liability for the other Party or extend the scope of that Party’s existing liability provided that all Operational Terms shall, if accepted, be valid. In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

1.5

Companies acquired or formed by NX or Supplier after the Effective Date shall be included in this Agreement upon formation or completion of acquisition, subject to Section 1.3 above, to the extent that they, in the case of NX Affiliates, place purchase orders with Supplier or any Supplier Affiliate or, in the case of Supplier’s Affiliates, they provide Services to NX.

1.6

This Agreement, independently of a purchase order, shall not be construed as a sales contract or binding commitment between the Parties to conduct business except as set out expressly in this Agreement including, but not limited to the Binding FOL Commitment set out in Section 3.1.

2.	INFORMATION SHARING

2.1	NX and Supplier agree to meet quarterly and share relevant new product roadmaps and requirements, to allow both companies to plan product manufacturing for maximum mutual benefit.

2.2

NX and Supplier agree to jointly develop, subject to mutual agreement, compatible business processes to allow for efficient and effective sharing of information, including: quality and manufacturing records, change notices, drawings, requirements and Specifications, Forecasts and FOLs, allocations and purchase orders, and return material authorizations.

3.	ORDERING PROCESS

3.1

NX will provide Supplier with a rolling, non-binding [***] demand forecast in [***] increments once per [***]. This demand forecast may be used by Supplier and Supplier’s Affiliates to plan [***] capacity.

During the last [***] of each [***] during the term of this Agreement, NX will update and provide to Supplier the [***] forecast outlook (“FOL”) for NX’s estimates for its (and its Affiliates´) demand for Products for [***].

Within [***] of receipt of the FOL, Supplier shall notify NX of:

(a)	the extent of its commitment to fulfill NX’s demand for the volumes of Products set forth in such FOL, subject to:

(i)	Materials availability, provided that Supplier has diligently flowed down requirements to the vendors, and followed up diligently with the same (“Materials Availability”); and

(ii)	if required due to Materials Procurement Lead Time, reimbursement by NX to Supplier of pull in-costs (“Pull-in Cost Reimbursement”), and

(iii)	the terms and conditions of this Agreement,

as well as

(b)	the prices at which it will supply the Products in the volumes set forth in the [***] of such FOL.

The prices provided by Supplier pursuant to subsection (b) must be approved by NX in order to be effective. The prices may be adjusted as set forth in Section 4.4. The [***] FOL commitment process set forth in this Section 3.1 is referred to in this Agreement as the “FOL Commitment Process,” and the then-current prices for the Products that are mutually agreed upon by the Parties pursuant to the FOL Commitment Process are referred to in this Agreement as the “Prices.”

The FOL quantities for [***] of the FOL will be a binding commitment for NX (the “Binding FOL Commitment”) if Supplier commits to, subject to the above paragraph, and to the extent it does fulfill NX’s demand for Products set forth in those [***] of the FOL, and the FOL quantities for the remaining [***] are only estimates and will not be binding on NX; provided, however, that if the Prices in any [***] are not approved by NX, then the Binding FOL Commitment for the applicable [***] will no longer be binding and NX will not be required to purchase Product for the applicable [***].

The FOL quantities for the [***] may each be subject to a change of up to [***] (based on the respective latest FOL), provided that NX communicates the change in each case [***] in advance of the end of the respective [***], subject to:

(a)	Materials Availability and Pull-in Cost Reimbursement; and

(b)	the agreed maximum installed capacity of Supplier for NX’s Products at the respective Supplier site (“Installed Capacity Limit”).

If Supplier does not commit to fulfill any quantity of NX’s demand for the volumes of Products set forth in the FOL (the “Decommit Quantity”), then Supplier agrees that NX shall have the right to re-allocate the Decommit Quantity to other suppliers and NX’s binding commitment shall be reduced by the Decommit Quantity.

3.2	NX will make reasonable efforts to issue Supplier demand allocations against the demand forecast and in any case within the Manufacturing Lead Time.

3.3	NX will make best efforts to issue Supplier purchase orders against the demand allocations within [***] of the corresponding allocation.

3.4

If there is any change in NX’s business processes such as the forecasts, allocations, and/or purchase orders, delivery timing and/or methodology, NX and Supplier may agree to discuss and implement a plan to transition to the new business processes in good faith.

3.5

Purchase orders for Products purchased directly from Supplier shall be in writing, in a mutually agreed upon form. Any purchase orders shall be deemed accepted by Supplier upon receipt, subject to this Section 3 including, for the avoidance of doubt, the last sentence of this Section 3.5, but Supplier shall acknowledge purchase orders with a confirmed Delivery Date within [***] at the respective Supplier site after receipt and that acknowledgement shall constitute Supplier’s acceptance of the purchase order. In case of any rejection: (i) Supplier shall provide a justification and (ii) the Parties shall work together to resolve any issue in good faith. Supplier shall normally accept purchase orders from NX, provided that Supplier may reject any purchase order: (a) that is for a change in previously ordered quantities that has not been approved in advance by Supplier; (b) if the Prices reflected in the purchase order are inconsistent with the Parties’ then-current agreement with respect to the Prices; (c) that represents an increase from the FOL for the same period, unless such increase is approved in advance by Supplier; (d) if the Parties have not agreed on changes to the Prices made in accordance with Section 4; or (e) that would extend Supplier’s financial exposure beyond NX’s (or the respective NX Affiliate’s) approved credit line.

3.6

NX shall have no obligation to purchase any minimum quantity of Products except (a) where standard package sizes apply, and have been specifically identified in writing by Supplier during the quoting process, and (b) for the Binding FOL Commitment pursuant to Section 3.1 above.

4.	PRICING

4.1

Launch and Ramp Expenses. NX shall pay Supplier for incurred NRE Charges of preparing the production and testing environment for mass production of the Products provided that Supplier notifies NX of such NRE Charges and NX approves such NRE Charges in writing before they are incurred. NX can amortize tooling, equipment, and tester costs specific to the Product by way of amortization for a period of [***] into the per unit cost of the Product. If, by the end of the [***], the charges are not fully paid off due to decreases in volume, then NX shall pay off the balance of the charge outright. All other NRE Charges shall be invoiced by Supplier upfront and paid by NX pursuant to Section 5.1 below. If it appears that the actual incurred launch and ramp expenses will exceed those agreed to, due to a change of the initially agreed scope, Supplier will, if it can agree to the scope change, provide NX notification of such additional expenses and NX shall decide whether to (a) accept the additional expenses and have the new scope applied or (b) reject the additional expenses and in such case the initially agreed scope shall apply.

4.2

The Parties agree that NX shall have the right, as set out below, to receive a rebate for each unit of Product delivered by Supplier to NX, of an amount equivalent to [***] (the “[***] Rebate”), up to an aggregate amount of [***] (the “Total Rebate Amount”). Within [***] of the [***] during the term of this Agreement, Supplier shall notify NX of [***] Supplier’s sales of Products to NX during [***] together with reasonable details regarding Supplier’s calculation of [***]. NX shall notify Supplier of any concerns regarding [***] or its calculation within [***] of receipt thereof from Supplier, and the Parties shall work together in good faith to resolve any such concern expeditiously. Provided that [***], then within [***] of Supplier’s notice to NX regarding the [***], Supplier shall remit to NX a credit memo equal to the [***] Rebate Amount. In the event that the [***] for the [***] is less than [***], then no credit memo will be remitted for such [***]. This process shall be repeated for every [***] during the term of this Agreement until the total amount of Per Unit Rebates received by NX reaches the Total Rebate Amount. The Parties agree to [***] in the case of a change of Control of NX. “Control” means, in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the exercise of voting powers, in relation to that or any other body corporate; or
(b)	by virtue of any powers conferred by the constitutional or corporate documents regulating that or any other body corporate or any other document.

Notwithstanding the foregoing or anything to the contrary in this Agreement, the Spin/Merger (and any transaction consummated by Yuma, Inc. or its Affiliates in connection therewith) shall not constitute a change of Control under this Agreement.

The payment of the Total Rebate Amount is without prejudice of Supplier to its legal position and without Supplier admitting any liability.

4.3	[***]. In [***], NX notified Supplier of [***] (“[***]”). Supplier rejected the [***].

Without prejudice of either Party to its legal position and without either Party admitting any liability, the Parties agreed that, if NX provided, starting as of January 2023, further revenue to Supplier under this Agreement, and if such further revenue allowed Supplier to provide to NX the Total Rebate Amount as set out in Clause 4.2 above, upon NX’s receipt of the Total Rebate Amount, NX shall release and forever discharge Supplier [***] relating in any manner to the [***].

4.4

[***].The Parties shall negotiate and agree in writing to volume and pricing for Products on a [***] basis as part of the FOL Commitment Process (“Pricing Term”), agreement not to be withheld or delayed unreasonably. By way of example only, it shall be considered reasonable, and the fees shall be increased or decreased, respectively, if the market price of fuels, Materials, equipment, labor and other production costs, change beyond normal variations in pricing or currency exchange rates as demonstrated by Supplier or by NX. Without limiting the foregoing, if any taxes, duties, laws, rules, regulations, court orders, administrative rulings or other governmentally-imposed or governmentally-sanctioned requirements (including mandatory wage increases) result in changes to the costs of performance of any Services hereunder (a “Governmental Change”), then the Parties shall, as soon as possible following the identification of such Governmental Change, agree on and implement revised Prices to reflect such Governmental Change, retroactive to the date on which the Governmental Change became effective.

The Parties shall complete negotiations for Prices for the next proximate Pricing Term by the last day of the current Pricing Term.

The Parties agree that the Prices shall be adjusted for additional fees and costs due to:

(i)	changes to the Specifications;

(ii)	changes to any material assumptions set forth in Supplier’s quotation;

(iii)	a Governmental Change; and

(iv)	any pre-approved expediting charges reasonably necessary because of a change in NX’s requirements.

Unless otherwise agreed in writing, the Prices shall be based on the exchange rate(s) for converting non-U.S. Dollar Inventory purchases into U.S. Dollars. Promptly at the end of each quarter, Supplier shall provide NX with a report summarizing the cumulative changes in the exchange rate(s) from month to month in the previous quarter. NX may dispute any such report provided it has a good faith basis for such dispute that is communicated to Supplier. Unless NX disputes any such report, the Prices for the current Pricing Term shall be adjusted with a debit/credit memo, in accordance with this Section 4.4, based on the cumulative changes for the previous quarter set forth in Supplier’s report. The three (3) monthly exchange rate variances are calculated using the Bloomberg Professional Service® exchange rates on the last business day of each month. In the event of a change in the currency exchange rate between the beginning of a quarter and the end of said quarter of more than [***], then Supplier may change the Price of the Product based on the most recent exchange rate.

5.	INVOICES AND TERMS OF PAYMENT

5.1

For [***] from the Execution Date, payment terms are [***]from the invoice date. For the balance of the engagement, payment terms are [***] from the invoice date provided that NX fully complies with its Binding FOL Commitment; otherwise, the payment term reverts back to [***]. The Parties agree to re-discuss the payment term in the case of a change of Control of NX. NX shall pay all amounts due in U.S. Dollars. For the avoidance of doubt, the Parties agree that the payment terms set out above in this Section 5.1 shall apply to all invoices for Products.

NX shall pay [***] all late payments. Furthermore, if NX is late with payments or Supplier has reasonable cause to believe NX may not be able to pay, then Supplier may with written notice, in its sole discretion, undertake any or any combination of the following: (i) stop all Services under this Agreement until assurances of payment satisfactory to Supplier are received or payment is received; (ii) demand prepayment for purchase orders; (iii) delay shipments; and (iv) to the extent that Supplier’s personnel cannot be reassigned to other billable work during such stoppage or in the event restart cost are incurred, invoice NX for additional fees before the Services can resume.

5.2

Supplier shall provide NX (and each NX Affiliate) with an initial credit limit, which shall be reviewed (and, if necessary, adjusted) [***] unless Supplier has a reasonable basis for reviewing credit limits more frequently. NX (and each NX Affiliate) shall provide information reasonably requested by Supplier to the extent permitted by law and any applicable stock exchange regulations, in support of such credit reviews. In Supplier’s reasonably exercised discretion and based upon reasonably complete financial information, Supplier shall have the right to reduce NX’s (and each NX Affiliate’s) credit limit.

5.3

All Prices for Products are exclusive of Taxes, and amounts related to the export licensing of the Product and payment of brokers fees, duties, tariffs or similar charges (“Further Charges”), and such Taxes and Further Charges, if charged, will be charged in accordance with applicable governing regulations, and shall be detailed on the invoice in the format and manner required by the aforementioned governing regulations, and NX shall be responsible for all such items.

“Taxes” means federal, state and local excise, sales, use, VAT, duties, and transfer taxes and similar charges. Should all or any portion of the Products or Services performed by Supplier under this Agreement be deemed, at any time, to be subject to Taxes and/or Further Charges, Supplier shall invoice NX for such Taxes and Further Charges, NX shall promptly pay all such invoices submitted by Supplier. “Taxes” do not include taxes based on the net income of Supplier or on real property owned by Supplier.

To the extent that recovery of such costs is permitted by applicable governing regulations, Supplier shall cooperate with NX in supplying any necessary documents, in addition to invoices, in the form NX requires. Supplier shall use reasonable commercial efforts, to the extent legally permissible, to comply with any request by NX to modify, adjust, re-issue, credit note, or otherwise alter the original invoice in order to assist NX in recovering such costs. In the event Supplier fails to provide requested information without providing a explanation as to why it is not commercially reasonable to do so, NX may delay payment without penalty or breach of this Agreement or any contract formed hereunder. As of the Execution Date of this Agreement, neither Party is aware of the application of any withholding tax through application of governing regulations. Should either Party become aware of the application of withholding tax due to change in governing regulation or their application, the Party with such knowledge agrees to inform the other Party within a commercially reasonable period of time, so that the Parties may agree on acceptable means to mitigate or eliminate the application of the withholding tax. Should the Parties agree that it is not possible to mitigate or eliminate the application of the withholding tax, the Parties further agree to negotiate in good faith an appropriate allocation if the additional cost arising from such withholding tax considering the economics and spirit of this Agreement.

5.4

Supplier billing invoices must list only one NX item number and one NX purchase order number, unless the invoice is for MRO items or bin stocking programs. Supplier may issue multiple invoices for a single purchase order if the Supplier has split shipments at various delivery dates for a single item.

6.	DELIVERY AND SHIPMENT TERMS

6.1	Supplier shall deliver the quantities of Product specified in a purchase order confirmed by Supplier on the Delivery Date, or up to [***] before the Delivery Date.

6.2

Supplier shall promptly notify NX if it is unable to deliver Product in accordance with Section 6.1 and shall provide NX with a new Delivery Date. In such circumstances, NX may accept the new Delivery Date and reschedule the purchase order, or require Supplier, at Supplier’s expense, to use, subject to Section 6.3 below [***], or cancel the purchase order, provided that NX’s obligation under the Binding FOL Commitment as a total for the [***] period ([***] concerned and the [***] following [***]) remains the same, provided that Supplier can supply that volume.

6.3

In the event of delivery of the Products [***] after the Delivery Date due to reasons within the reasonable control of Supplier and not caused by NX, Supplier shall [***]. If the delivery of the Products is delayed more than [***] after the Delivery Date due to reasons within the reasonable control of Supplier and not caused by NX, then NX may [***].

All Products shall be delivered per EXW manufacturing site of Supplier or as per the INCOTERM as separately agreed between the Parties in writing with respective prices provided by Supplier adapted to consider the differing INCOTERM (compared to the INCOTERM in the accepted quote) concerned. Risk of loss and title shall pass to NX upon delivery of the Product at the “named place” by Supplier´s Affiliate to NX as per the applicable INCOTERM set out above. Supplier shall bear the cost of freight, insurance, and other shipping expenses incurred up to the agreed up on INCOTERM-“named place” terms.

Any delays in the normal production or interruption in the workflow process caused by NX’s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of NX Controlled Materials where applicable to sustain the production schedule, shall be considered a reschedule of any affected purchase orders for purposes of this Section for the period of such delay. NX shall ensure that the Specifications include reasonable end-of-line outbound inspection requirements for each Product.

6.4

Product Acceptance. The Products delivered by Supplier shall be inspected and tested as required by NX within [***] of receipt at the “ship to” location on the applicable purchase order, which is the site of the photovoltaic solar project being developed by or on behalf of NX’s customer. If Products do not conform to the purchase order or the express limited warranty set forth in Section 10 below, NX has the right to reject such Products during said period. Products not rejected during said period shall be deemed accepted. NX may return defective Products in accordance with the procedures set forth below. NX shall bear all of the risk of loss, and all costs and expenses, associated with Products that have been returned to Supplier for which there is no defect found.

6.5

Supplier shall provide the certificates to NX specified by NX before the Products are shipped to enable NX to claim the preferential duty treatments at the time of entry for the preferential trade agreements that NX requires. Supplier shall notify NX in writing prior to making any pricing or sourcing changes not approved by NX which could affect a Product’s eligibility for preferential duty treatments. Supplier agrees to cooperate fully with NX in connection with any customs inquiries that arise out of Products provided under this Agreement.

6.6

Supplier shall submit to NX an Advance Shipping Notice (“ASN”) according to the template and process defined in Exhibit G, prior to the shipment, but in any case such that the ASN is received by NX no later than [***] from Product delivery according to the applicable Incoterm. In case of a breach by Supplier of its obligation in this Section 6.6 such that the ASN is not received by NX within [***] of the Product delivery, Supplier shall [***]provided that the aforementioned [***] shall not apply if [***].

6.7	Supplier shall update the actual Product delivery date in the template defined in Exhibit F within [***] from Product delivery according to the applicable Incoterm.

7.	RESCHEDULES, CANCELLATIONS AND EXCESS AND OBSOLETE INVENTORY

7.1

Rescheduling and Cancellation of Orders. At any time up to the time of shipment, and without liability for associated costs, NX may reschedule the delivery of [***] of any Product for a period of up to [***]. If there are extra costs to meet a reschedule for more than [***] or increase, then Supplier shall provide a detailed explanation of such costs before accepting the updated purchase order within [***] at the respective Supplier site after the receipt of the updated purchase order. Any part of a purchase order quantity that is rescheduled pursuant to this Section 7 may not be subsequently rescheduled unless Supplier accepts the change. Reschedules shall not excuse or limit either Party’s obligations under any Binding FOL Commitment.

NX may not cancel any order or portion of an accepted purchase order for Products within [***]. NX may cancel any order or portion of an accepted purchase order for Products with a Delivery Date of more than [***] in the future provided that it issues one or more purchase orders such as to ensure that the Binding FOL Commitment as a total for the the [***] concerned (the [***] concerned and the [***] following [***]) remain the same, provided that Supplier can supply that volume. Cancellations shall not excuse or limit either Party’s obligations under any Binding FOL Commitment. Products that have been ordered by NX and that have not been picked up in accordance with the agreed upon Delivery Dates shall be considered cancelled and NX shall be responsible for such Products in the same manner as set forth in this Section. In case of any cancellation in breach of this Section that is not approved by Supplier, NX agrees that Supplier shall have the right to invoice it for [***] dedicated to the cancelled purchase order that cannot be mitigated by Supplier per Section 7.11 below, and agrees to provide Supplier, within [***] following the invoice, the location to which Supplier shall ship such Products, works in progress and Materials Inventory.

7.2	NX’s accepted purchase orders and each FOL shall constitute authorization for Supplier to procure, without NX’s prior approval:

(a)	Inventory to manufacture the Products covered by such purchase orders and FOL based on the applicable Lead Times;

(b)	Minimum Order Inventory reasonably required to support NX’s purchase orders and FOL; and

(c)	Any other Special Inventory which is separately authorized by NX.

7.3

Purchases from AML and AVL. NX shall provide to Supplier and maintain an AML. If Supplier co-sources Material for NX, the Parties will address changes to the AML in accordance with Section 1.2. Supplier shall only purchase Material which is manufactured by the manufacturer on the AML. NX may provide to Supplier an AVL. If NX provides an AVL, NX shall consider Supplier on the AVL for Materials that Supplier can supply if Supplier is competitive with other vendors with respect to reasonable and unbiased criteria for acceptance established by NX. If NX does not provide an AVL to Supplier with respect to any Material, then Supplier may use its own AVL. For purposes of this Section 7.3 only, the term “Supplier” includes any Supplier Affiliates. Supplier agrees to provide copies to NX of all Materials vendors agreements on Supplier’s AVL used for NX Products upon the execution of this Agreement and promptly upon execution of any new agreements with vendors, in each case subject to confidentiality restrictions.

7.4

NX Controlled Materials. The Parties may agree that Supplier may purchase NX Controlled Materials under NX Controlled Materials Terms. NX acknowledges that the NX Controlled Materials Terms may directly impact Supplier’s ability to perform under this Agreement and to provide NX with the quality NX is requiring pursuant to the terms of this Agreement. In the event that Supplier reasonably believes that NX Controlled Materials Terms shall create an additional cost that is not covered by this Agreement, then Supplier shall notify NX and the Parties shall agree to either (i) compensate Supplier for such additional costs, (ii) amend this Agreement to conform to the NX Controlled Materials Terms or (iii) amend the NX Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Supplier. NX agrees to provide to Supplier relevant, non-confidential information regarding all NX

Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with vendors. NX agrees not to make any modifications or additions to the NX Controlled Materials Terms or enter into new NX Controlled Materials Terms with vendors that shall negatively impact Supplier’s procurement activities.

7.5	EXCESS INVENTORY

7.5.1	At the end of every [***], Supplier shall provide NX with a report (the “Excess Inventory Report”) that identifies any Excess Inventory.

7.5.2	NX shall notify Supplier of any good faith objection to an Excess Inventory Report within [***] of receipt.

7.5.3

Each [***], NX shall pay for Excess Inventory that has been Excess Inventory for at least [***], as identified by Supplier in each [***] report, [***]. [***] Charges shall accrue and be payable by NX to Supplier with respect to any Excess Inventory commencing on the date of Supplier’s Excess Inventory Report and ending on the date the Excess Inventory is removed from Supplier’s premises; provided, however, [***] Charges shall not accrue while the Parties are resolving any good faith objection to the Excess Inventory Report made by NX pursuant to Section 7.5.2.

7.6	OBSOLETE INVENTORY

7.6.1	At the end of every [***], Supplier shall provide NX with a report (the “Obsolete Inventory Report”) that identifies any Obsolete Inventory that was not consigned by NX to Supplier.

7.6.2	NX shall notify Supplier of any good faith objection to an Obsolete Inventory Report within [***] of receipt. NX shall purchase the Obsolete Inventory [***].

7.7	[***]

7.7.1	[***].

7.8	AGED INVENTORY

7.8.1	At the end of every [***], Supplier shall provide NX with a report (the “Aged Inventory Report”) that identifies any Aged Inventory that was not consigned by NX to Supplier.

7.8.2	NX shall notify Supplier of any good faith objection to an Aged Inventory Report within [***] of receipt.

7.8.3

Each [***], NX shall pay for the Aged Inventory [***]. [***] Charges shall accrue and be payable by NX to Supplier with respect to any Aged Inventory commencing on the date of Supplier’s Aged Inventory Report and ending on the date that the Aged Inventory is removed from Supplier’s premises; provided, however, [***] Charges shall not accrue while the Parties are resolving any good faith objection to the Aged Inventory Report made by NX pursuant to Section 7.8.2.

7.8.4

Supplier shall have no obligation whatsoever to purchase back the Aged Inventory from NX and NX shall not require Supplier to purchase the Aged Inventory in part or in its entirety. NX agrees to maintain insurance coverage for all Aged Inventory the title and risk of loss of which has passed to NX pursuant to this Agreement and which is stored on the premises of Supplier.

7.9	NO WAIVER

Supplier’s failure to invoice NX for any of the charges set forth in this Section does not constitute a waiver of Supplier’s right to charge NX for the same event or other similar events in the future.

7.10	MITIGATION

Supplier will use its commercially reasonable efforts for a period not to exceed [***] from the date of any reports, to mitigate NX’s potential liability, if any, for Excess, Aged and Obsolete Materials. Such efforts shall include but not be limited to (a) consuming the Materials in other purchase orders for NX, (b) looking for opportunities to transfer Materials to other Supplier sites which might have demand for the Materials and (c) reselling the Materials back to the supplier, distributor or manufacturer or to cancel pending orders for such inventory.

7.11	PAYMENT AND DELIVERY

Payment for the amounts due with respect to the Excess Inventory and Aged Inventory pursuant to this Section 7 shall be addressed as part of the FOL Commitment Process. NX shall submit payment for the amounts due with respect to the Obsolete Inventory within [***] of receipt of Supplier’s invoice for such Obsolete Inventory. Supplier shall ship the Obsolete Inventory to NX promptly following said payment by NX. In the event NX does not pay in accordance with the payment terms set forth above, then, in addition to any late payment charges that Supplier is due from Customer, Supplier shall be entitled to dispose of such Obsolete Inventory in a commercially reasonable manner and credit to NX any monies received from third parties.

8.	DISCONTINUANCE OF MATERIALS

In the event Supplier is notified by a vendor of discontinuance of any Material being used in NX Product, including any Materials that Supplier supplies for for NX Products, Supplier shall:

(a)	if Supplier is notified at least [***] in advance by the respective supplier of the Material concerned, provide NX with at least [***] advance written notice; or

(b)	notify NX within [***] of notice from the vendor of such Materials which, for Flex Materials, shall be a minimum of [***] (the “Pre-Discontinuance Period”).

“Flex Materials” shall mean Materials that are:

(a)	manufactured by Supplier or any of its Affiliates; or

(b)	branded by Supplier or any of its Affiliates with a brand owned by Supplier or any of its Affiliates.

During the Pre-Discontinuance Period, NX may continue to place purchase orders for the Product incorporating the discontinued Material pursuant to this Agreement provided that the last Delivery Date may not be more than [***] beyond the expiration of the Pre-Discontinuance Period, subject to availability of the Material concerned. Supplier will work closely with NX to find and qualify an appropriate replacement for the discontinued Materials.

9.	EPIDEMIC FAILURE

9.1	For purposes of this Agreement, an “Epidemic Failure” will be deemed to have occurred if[***].

In the event of an Epidemic Failure, Supplier and NX will cooperate to implement a recovery plan.

9.2	In the event of an Epidemic Failure as described in Section 9.1:

(i)

all affected units that are in breach of warranty will be subject to repair or replacement, [***] (or if it cannot be repaired or replaced using commercially reasonable efforts, Supplier shall refund the price paid by NX to Supplier for such unit); and

(ii)

Supplier is responsible for developing a remedy for solution based on sound engineering principles (which comply with Exhibit D, QMS-000224 Rev C—Section 8) within a [***] period of time, which must be approved by NX in writing prior to implementation, including but not limited to a plan for any repair and replacement of Products, freight, labor, work around, recovery plan, solution or engineering changes. In addition, Supplier and NX will agree to a reasonable plan to address freight costs, labor costs, material costs and other incidental damages and expenses incurred in the remediation of the Epidemic Failure, and allocation of any further costs in connection with such Epidemic Failure. For the avoidance of doubt, the parties agree that any amount (aa) attributed to Supplier under such plan or (bb) to be reimbursed by Supplier to Supplier to NX under any of the plans mentioned in this Section (ii) above, shall be subject to the [***] set out below.

Warranty Period relevance:

(a)

In case the Epidemic Failure occurs outside of the Warranty Period, Supplier’s total liability with respect to its obligations under this Section 9 shall not exceed [***] (the “Outside Warranty Period Epidemic Failure Liability Cap”), and for the avoidance of doubt, the aforementioned cap shall include [***].

(b)

In case the Epidemic Failure occurs within the Warranty Period, Supplier’s total liability with respect to its obligations under this Section 9 shall not exceed [***] (the “Within Warranty Period Epidemic Failure Liability Cap”), in addition to Supplier´s obligation to [***].

[***].

10.	WARRANTY

10.1

Supplier warrants and represents to NX and NX’s Ordering Affiliates that all Products are free and clear of liens or encumbrances, and that NX shall receive clear and marketable title. In addition, Supplier warrants and represents that each Product purchased by NX directly from Supplier [***] shall be:

(a)	new and unused;

(b)	shall be manufactured in accordance with all applicable Specifications; and

(c)	shall be free from defects in workmanship;

in each case (b) and (c) above for a [***] period from the date of NX’s acceptance of the Product pursuant to Section 6.4 (the “Warranty Period”).

Further, Supplier warrants that any Materials that are consumed in the manufacturing process for the Products and that have not been specified by NX and are not NX Controlled Materials (the “Production Materials”) comply with applicable hazardous substance content laws and regulations.

10.2	The warranties set forth in Section 10.1 above do not apply to, and Supplier makes no representations or warranties with respect to:

(a)	[***];

(b)	defects resulting from adherence to NX’s Specifications or other written instructions provided by NX;

(c)	the design of the Products;

(d)

Product has been abused, damaged, altered or misused or mishandled (including improper storage or installation or improper handling in accordance with static sensitive electronic device handling requirements) by person or entity after title passes to NX;

(e)	first articles, prototypes, pre-production units, test units or other similar units;

(f)

defects resulting from tooling, designs or instructions (aa) produced or supplied by NX or its Affiliates or (bb) designed by Supplier or its Affiliates, including any defective test equipment or test software provided by NX; or

(g)	[***].

NX shall be liable for costs or expenses incurred by Supplier arising out of or related to the foregoing exclusions to Supplier’s express limited warranty.

10.3

No Representations or Other Warranties. SUPPLIER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES ON THE PERFORMANCE OF THE SERVICES, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND SUPPLIER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

10.4

Upon any failure of a Product [***] to comply with this express limited warranty, Supplier’s sole obligation, and NX’s sole remedy for such noncompliance (provided the defects do not constitute an Epidemic Failure pursuant to Section 9, and subject to Section 11 (Indemnification)), is for Supplier, [***], to promptly repair or replace such unit and return it to NX, freight prepaid by Supplier. In the event that such unit cannot be repaired or replaced using commercially reasonable efforts, Supplier shall refund the price paid by the NX to Supplier for such unit. This warranty will not apply to any Product [***] that is returned more than [***] after the expiration of the Warranty Period set forth in Section 10.1. Furthermore, this warranty shall not apply if the NX has removed from Supplier’s possession, for any reason, any tools or equipment that are necessary to repair the Product.

10.5	[***].

10.6

Supplier will also where possible pass through to NX any warranties received from Materials suppliers, but shall pass through to NX in any case the benefit obtained from the vendor´s warranty and indemnification obligations concerned (without any actual liability for such vendor´s warranty or indemnification obligations). Supplier shall endeavor to obtain the following warranties with regard to the materials (other than the Production Materials): (a) the Materials conform with all applicable specifications; (b) the Materials will be free from defects in workmanship; (c) the Materials comply with applicable safety and environmental laws and regulations; and (d) the Materials will not infringe or misappropriate the intellectual property rights of third parties.

10.7

In the event a Product [***] is determined to be defective because of a breach of Supplier’s warranties set forth in Section 10, Supplier must provide a Return Material Authorization (RMA) to be displayed by NX on the shipping container, within [***] (at Supplier´s site) of notice of rejection by NX. NX may reject the Product [***] and return it to the Supplier freight prepaid by the Supplier for repair or replacement at Supplier’s expense, or refund, in each case as set out in Section 10.4 above. NX shall pay back (and bear all the risk for) the prepaid freight cost associated with Products [***] that have been returned to Supplier for which there is no defect found.

11.	INDEMNIFICATION

11.1

Supplier shall indemnify, defend, and hold NX, NX’s Affiliates and each of their respective directors, officers, employees, and agents (the “NX Indemnified Parties”) harmless from and against any and all claims, actions, losses, expenses (including legal expenses), damages, fines, penalties, settlements, or other liabilities (“Damages”) arising out of or in connection with any actual, alleged or threatened third party claims relating to:

(a)

any Product [***] (or the use or sale thereof) that infringes, misappropriates, or violates any third party’s patent, copyright, trade secret, mask work, trademark, trademark rights, or any other intellectual proprietary right but solely to the extent that such infringement or misappropriation is caused by (i) a process or Production Materials that Supplier elects to use to manufacture, assemble or test the Products [***]; however, Supplier shall not have any obligation to indemnify NX if such claim would not have arisen but for Supplier’s manufacture, assembly and test of the Product in accordance with the Specifications; and/or

(b)

any actual or threatened injury or damage to any person (including death) or property caused, or alleged to be caused, by a Product [***] sold by Supplier to NX or its Affiliates hereunder to the extent such injury or damage has been caused by the breach by Supplier of its express limited warranties set forth in Section 10 (Warranty); and/or

(c)

any noncompliance with any Environmental Regulations but solely to the extent that such noncompliance is caused by a process or Production Materials that Supplier elects to use to manufacture, assemble or test the Products; however, Supplier shall not have any obligation to indemnify NX if such claim would not have arisen but for Supplier’s manufacture, assembly and test of the Product in accordance with the Specifications.

11.2

NX agrees to defend, indemnify and hold harmless, Supplier and its Affiliates, and all directors, officers, employees and agents (each, a “Supplier Indemnitee”) from and against all Damages incurred by or assessed against any Supplier Indemnitee, but solely to the extent arising out of third-party claims relating to the Products, except to the extent that Supplier indemnifies NX pursuant to Section 11.1.

11.3

In the event of a claim of infringement of third party intellectual property rights, in addition to Supplier’s indemnification obligation set forth in Section 11.1(a), Supplier will use its commercially reasonable efforts, at Supplier’s expense, to: (a) obtain all rights required to permit the sale or use of the Product [***] by the NX Indemnified Parties and its customers; or (b) modify or replace the Product [***] to make it non-infringing (and extend this indemnity thereto), provided that any such replacement or modified Product [***] is equivalent in functionality and performance and is otherwise reasonably satisfactory to the NX Indemnified Parties. If Supplier is unable to achieve either of the options set forth above within a reasonable period of time, but in no event longer than [***] after receipt of notice of the claim, Supplier shall promptly refund to NX the invoiced purchase price, together with all shipping, storage, and associated costs, of any affected Products [***]that are returned by NX, freight collect to Supplier, and each of the Parties shall have the right to terminate this Agreement as well as all Statements of Work and all pending purchase orders with immediate effect.

11.4

Sale of Products Enjoined. Should the use of any Products be enjoined, or in the event the indemnifying Party desires to minimize its liabilities under this Section, then in addition to its indemnification obligations set forth in this Section, the indemnifying Party may either substitute a fully equivalent Product or process not subject to such injunction or possible liability, modify such Product or process so that it no longer is subject to such injunction or possible liability, or obtain the right to continue using the Product or process in question. In the event that the indemnifying party determines that any of the foregoing remedies cannot be effected on commercially reasonable terms, then all accepted purchase orders and the current FOL shall be considered cancelled and NX shall purchase all Products and partially completed Products which Supplier is not enjoined from selling, Inventory and Special Inventory as provided in this Agreement. Any changes to any Products or process must be made in accordance with this Agreement. Notwithstanding the foregoing, in the event that a third party files an infringement complaint but does not obtain an injunction, the indemnifying Party shall not be required to substitute a fully equivalent Product or process or modify the Product or process if the indemnifying Party obtains an opinion from competent patent counsel reasonably acceptable to the other Party or otherwise provides reasonable assurances that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

11.5

Supplier shall have no indemnification obligation to NX Indemnified Parties to the extent of: (a) Supplier’s compliance with any designs, Specifications, or instructions provided by NX, if the infringement would not have occurred were it not for the Supplier’s compliance with these designs, Specifications, or instructions; (b) unauthorized modification of the Products by NX if the infringement would not have occurred but for such modifications; or (c) the combination, operation, or use of the Products with any product, data, apparatus, method, or process that Supplier did not provide if the infringement would not have occurred were it not for such combination, operation, or use.

11.6

Each indemnified Party will provide the indemnifying Party with reasonable written notice of the claim or threat. The indemnifying Party will have the right to control the defense and settlement of any claims, provided that the indemnified Party may participate in the defense of the claim, with its own counsel at its own expense (unless the indemnifying Party fails to defend the claim, in which case Supplier shall be liable for the indemnified Party’s reasonable attorneys’ fees). The indemnified Party shall provide reasonable cooperation to the indemnifying Party, at indemnifying Party’s expense, in indemnifying Party’s defense of the claims. The indemnifying Party shall pay all damages awarded against the indemnified Party or agreed upon in settlement; however, the indemnifying Party shall not enter into any settlement that contains any admission of or stipulation to any guilt, fault, liability, or wrongdoing on the part of the indemnified Party without the prior written approval from the indemnified Party, which shall not be unreasonably withheld or delayed.

12.	LICENSE GRANTS; IP RIGHTS

For clarity, Supplier hereby irrevocably agrees that NX’s purchase of a Product from Supplier exhausts all of Supplier’s worldwide Intellectual Property Rights to use, market, offer to sell, import, or distribute that Product, including the rights to combine with or incorporate that Product into larger products, sub-assemblies, or systems, in the country of delivery or any other country in the world, and that Supplier shall not assert against NX, any of NX’s affiliates or distributors, or any of NX’s customers or end users, any of Supplier’s worldwide Intellectual Property Rights in or to such Product in the country of delivery or any other country in the world.

“Intellectual Property Rights” means any known (as of the Effective Date or after) tangible and intangible: (a) rights associated with works of authorship, including copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secrets; (d) patents, designs, algorithms and other industrial property rights; (e) all other intellectual and industrial property rights, however designated (including logos, rental rights, and rights to remuneration), whether arising by operation of law, contract, license or otherwise; and (f) all registrations, initial applications, renewals, extensions, continuations, divisions, reissues, and associated rights.

“Background Property” means all Intellectual Property Rights (i) already owned or controlled by a Party prior to the Effective Date; or (ii) developed or acquired by a Party outside of this Agreement.

All

(i)	designs, Specifications, software, firmware, drawings and/or other materials or information in each case provided by NX to Supplier; and

(ii)

any testers, equipment, fixtures and tools designed and developed by the Supplier for manufacturing NX Products in connection with this Agreement (“Developed Equipment”) [***], excluding (x) any and all Supplier Proprietary Processes (as defined below); (y) any Background Property identified by Supplier in the specific design agreement or statement of work; and (z) [***], are collectively referred to as “NX Materials.”

For the avoidance of doubt, the Parties agree that:

(x)

all processes developed by the Supplier and its Affiliates for manufacturing NX Products, whether before or after the Execution Date, which are not [***] (the “Supplier Proprietary Processes”), belong exclusively to Supplier and, except to the extent otherwise expressly provided in this Section 12, no license to the same is granted by Supplier or its Affiliates to NX or its Affiliates; and

(y)

all processes developed by the Supplier and its Affiliates for manufacturing NX Products, which are not Supplier Proprietary Processes belong exclusively to NX and no license to the same is granted by NX or its Affiliates to Supplier or its Affiliates.

To the extent that any Supplier Intellectual Property Rights (including without limitation any Supplier Proprietary Processes and Supplier Background Property) are incorporated into or otherwise necessary to use any Developed Equipment, Supplier herewith grants NX and each of its Affiliates a [***] license under its Intellectual Property Rights in and to the Supplier Intellectual Property Rights to [***] the Developed Equipment.

All NX Materials are NX’s Confidential Information. Supplier hereby assigns to NX all of Supplier’s right, title and interest in and to all NX Materials. To the extent that any NX Materials are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are “works made for hire” for NX under all applicable copyright laws. NX expressly retains ownership of and all rights in all NX Materials and, and except as explicitly provided hereunder, grants Supplier no right or license in any NX Materials. Supplier will use NX Materials only to produce Products for sale to NX under this Agreement and will return all NX Materials to NX upon termination of this Agreement or upon NX’s demand (whichever occurs first), provided that, if NX demands the return of any NX Materials which are required by Supplier (or assumed by Supplier to be available as set out in the accepted quote) to manufacture Products pursuant to this Agreement, Supplier shall so notify NX so that the Parties may determine a means by which Supplier may continue to manufacture the Products or, failing agreement, Supplier shall be excused from any obligation to provide Services of manufacturing and procurement of Materials under this Agreement to the extent that this requires any part of the NX Materials.

13.	CONFIDENTIALITY/NON-DISCLOSURE

13.1

As used in this Agreement, “Confidential Information” shall mean: (a) information marked or designated as confidential or proprietary; (b) information otherwise disclosed in a manner consistent with its confidential nature; (c) information of one Party, whether or not in written form and whether or not designated as confidential, that is known or should reasonably be known by the other Party as being treated as confidential, including personnel needs and future employment plans; (d) information submitted by one Party to the other where the receiving Party knows that the disclosing Party is obligated to keep the information confidential; and (e) the existence and terms of this Agreement and all information concerning any Products, deliverables, purchases, pricing, discounts, rebates, incentives or fees.

13.2

All Confidential Information disclosed in connection with this Agreement, in any form, will be kept confidential and protected by the receiving Party from disclosure to others with at least the same degree of care, but not less than a reasonable degree of care, as taken to protect its own similar confidential or proprietary information. Additionally, each Party shall restrict disclosure of Confidential Information to its own Affiliates, employees, subcontractors, or agents as well as vendors for the purpose of obtaining price quotations to whom (in each of the aforementioned cases) disclosure is necessary and who have agreed to be bound by obligations of confidentiality that are no less restrictive than those in this Section 13.

13.3

The receipt of Confidential Information under this Agreement will not in any way limit the receiving Party from: (a) providing to others products or services which may be competitive with products or services of the disclosing Party (subject to the confidentiality obligations set forth in this Agreement); (b) providing products or services to others who compete with the disclosing Party; or (c) assigning its employees in any way it may choose.

13.4	The obligations set forth in this Section 13 shall continue for a period of [***] following the expiration or termination of this Agreement.

13.5

Confidential Information does not include information that: (a) is or becomes public knowledge through no wrongful act of the receiving Party; (b) the receiving Party can prove it already knew at the time of receipt from the disclosing Party; (c) is rightfully obtained by the receiving Party from any third party without similar restriction and without breach of any obligation owed to the disclosing Party; (d) is independently developed by or for the receiving Party without use of the disclosing Party’s Confidential Information; (e) is furnished to a third party by the disclosing Party without a similar restriction on the third party’s rights; or (f) is approved for release by written authorization of the disclosing Party.

13.6

In the event that Confidential Information is required to be disclosed by the receiving Party pursuant to a lawful requirement or request of a governmental agency or court, the receiving Party will use reasonable efforts to provide the disclosing Party with notice of the required disclosure and the opportunity to obtain an order to quash or protective order with respect to the Confidential Information, and the receiving Party shall follow any such order if obtained.

13.7

Subject to each Party’s right to maintain copies of Confidential Information in accordance with such Party’s reasonable record-keeping requirements, Confidential Information of the disclosing Party in the custody or control of the receiving Party shall be promptly returned or destroyed upon the earlier of (a) the disclosing Party’s written request or (b) termination of this Agreement. If returning or destroying the disclosing Party’s Confidential Information is not feasible, the protections of this Agreement shall extend to any of such Confidential Information that is retained by the receiving Party, and the receiving Party shall limit further uses of such Confidential Information solely to those purposes that make the return or destruction of the Confidential Information infeasible.

13.8

THE DISCLOSING PARTY PROVIDES CONFIDENTIAL INFORMATION WITHOUT WARRANTIES OF ANY KIND. NX acknowledges that, for the purposes of providing a quote, Supplier will rely on the Confidential Information provided by NX. All Confidential Information is, and shall remain, the property of the disclosing Party. A receiving Party acquires only a limited right to use the Confidential Information solely for the purpose of performing its obligations under this Agreement.

13.9

Supplier acknowledges that NX has expended considerable time and resources developing its relationships with those customers who purchase products incorporating the Products (“End Customers”), and that the disclosure of any information exchanged by Supplier and NX in connection with this Agreement may cause irreparable harm to NX. [***]. The Parties agree that all information concerning the purchases made by NX under this Agreement constitutes Confidential Information of both NX and Supplier. For the avoidance of doubt, subject to Supplier’s continued compliance with its confidentiality obligations set out in this Section 13, nothing limits Supplier from providing any services to any third party.

14.	TERMINATION

14.1

This Agreement shall be effective for [***] from the Execution Date (“Initial Term”) and, unless sooner terminated as provided below in this Section 14, shall automatically renew for successive [***] periods, unless (a) NX provides written notice to Supplier that it does not intend to renew this Agreement [***] prior to the end of the then-current term; or (b) Supplier provides written notice to NX that Supplier does not intend to renew this Agreement at least [***] prior to the end of the then-current term.

14.2

Either Party may terminate this Agreement (in which case Supplier´s manufacturing of all Products shall terminate at the same time) or a specific Product if the other Party is in material breach of the terms of this Agreement; provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least [***] prior to the intended termination date and the opportunity to cure. If the breach is cured to the non-breaching Party’s reasonable satisfaction no termination will occur, and this Agreement will continue in accordance with its terms. If the breach is not cured within the allowed cure period, termination shall occur upon the termination date set forth in the notice. If only the manufacturing of a specific Product is terminated, all notices shall reference the affected Product, and the termination of the specific Product shall not affect any other Products then manufactured by Supplier.

14.3	Termination for Convenience

14.1.1	NX may terminate

(a)	this Agreement (in which case Supplier´s manufacturing of all Products shall terminate at the same time) or

(b)	a specific Product for convenience by giving Supplier at least [***] written notice.

14.1.2	Supplier may terminate

(a)	this Agreement (in which case Supplier´s manufacturing of all Products shall terminate at the same time) or

(b)	a specific Product for convenience by giving NX at least [***] written notice.

14.4

The following Sections shall survive expiration or termination of this Agreement: 9 (Epidemic Failure), 10 (Warranty), 11 (Indemnification), 12 (License Grants; IP Rights), 13 (Confidentiality/Non-disclosure), 15 (General Provisions), and 14.4 (Effects of Termination). Expiration or termination of this Agreement under any of the foregoing provisions shall not affect the amounts due under this Agreement by either Party that exist as of the date of expiration or termination including, but not limited, to any obligations to pay A/R, as well as Inventory pursuant to the following sentence. As of such date the provisions of Section 7 shall apply with respect to payment and shipment to NX of all Inventory in Supplier’s possession or control as of such date provided that such Inventory was purchased by Supplier in compliance with the terms of this Agreement.

15.	GENERAL PROVISIONS

15.1	Limitations of Liability.

a)

Exclusions of Certain Forms of Damages. EXCEPT WITH RESPECT TO (I) A PARTY’S OBLIGATIONS OF INDEMNIFICATION AS SET FORTH IN THIS AGREEMENT, (II) A BREACH OF A PARTY’S OBLIGATIONS OF CONFIDENTIALITY HEREUNDER, (III) SUPPLIER’S OBLIGATIONS UNDER SECTION 9 (EPIDEMIC FAILURE), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT, PERFORMANCE OF ANY SERVICES OR THE SALE OF PRODUCTS OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, LOST SAVINGS, OR LOST PROFITS, LOST REVENUES OR DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY CUSTOMER WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE. FURTHERMORE, IN NO EVENT WILL SUPPLIER BE LIABLE FOR COSTS FOR PROCUREMENT OR MANUFACTURE OF SUBSTITUTE PRODUCT BY CUSTOMER, OR FOR THE VALUE OF THE INTERNAL TIME OF CUSTOMER’S EMPLOYEES TO REMEDY A BREACH.

b)

Limitations on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH PARTY’S MAXIMUM TOTAL, AGGREGATE LIABILITY FOR DAMAGES FOR ALL CLAIMS UNDER THIS AGREEMENT UNDER THIS AGREEMENT OF ANY KIND WHATSOVER, REGARDLESS OF LEGAL THEORY, AND WHETHER ARISING IN TORT OR CONTRACT, SHALL IN NO EVENT EXCEED [***]. NOTWITHSTANDING THE FOREGOING, THE CAP SET FORTH IN THE PREVIOUS SENTENCE SHALL NOT APPLY TO [***].

15.2

Bargained-For Exchange. The Parties agree that the limitations and exclusive remedies set forth in this Agreement represent the negotiated allocations of risk between the Parties and are reflective of the pricing and bargained-for exchange represented herein. Other than as expressly set forth in this Agreement, and subject to the terms and conditions of this Agreement, including the limitations set forth below, NX acknowledges that NX has not relied on any representations by Supplier with respect to the Products or Supplier’s performance.

15.3

Assignment. Neither Party may assign or subcontract this Agreement without the prior written consent of the other Party, not to be unreasonably withheld. This Agreement shall be binding upon the Parties and their respective legal successors and permitted assigns. Notwithstanding the foregoing, Supplier may assign its rights for payment to a third party financial institution for the purpose of receivables financing (e.g., factoring).

15.4

Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) [***] after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) [***] after deposit with a commercial overnight carrier. All communications will be sent to the addresses set forth in the preamble above or to such other addresses as may be designated by a Party by giving written notice to the other Party pursuant to this section.

15.5	Arbitration; Governing Law.

a)

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, exclusive of conflict or choice-of-law rules, except to the extent there may be any conflict between the laws of the State of California and the Incoterms of the International Chamber of Commerce, 2020 edition, in which case the Incoterms shall control. The 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, does not apply to this Agreement.

b)

Despite subsection (a) and except as set forth in subsection (c), any dispute, claim or controversy arising out of or relating in any way to this Agreement, any other aspect of the relationship between NX and Supplier or their respective Affiliates established by this Agreement, the interpretation, application, enforcement, breach, termination or validity thereof (including, without limitation, any claim of inducement of this Agreement by fraud and a determination of the scope or applicability of this agreement to arbitrate), or its subject matter (collectively, “Disputes”) shall be determined by binding arbitration before one arbitrator. The arbitration shall be administered by JAMS and conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as those Rules exist on the effective date of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Federal Arbitration Act shall govern the arbitrability of all Disputes. The arbitration shall be held in Santa Clara County, California, and it shall be conducted in the English language. The Parties shall maintain the confidential nature of the arbitration proceedings and any award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. The arbitrator shall have authority to award compensatory damages only and shall not award any punitive, exemplary, or multiple damages, and the Parties waive any right to recover any such damages. Judgment on any award in arbitration may be entered in any court of competent jurisdiction. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also, without waiving any remedy under this agreement, may seek from any U.S. Court having personal and subject matter jurisdiction over the Parties any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitration tribunal. This specifically includes, without limitation, the right to seek temporary restraining orders, preliminary injunctions, writs of prejudgment attachment and other security liens, and orders of mandamus or prohibition, but specifically precludes the right to seek monetary damages of any kind outside of the arbitration proceeding.

c)

Each Party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section, including reasonable attorneys’ fees. Despite the previous sentence, should any Party to this Agreement institute any legal action or administrative proceeding against the other by any method other than set forth in this Section, the responding Party is entitled to recover from the initiating Party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action.

d)

IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW. To the extent applicable, in the event of any lawsuit between the Parties arising out of or related to this Agreement, the Parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury. For the enforcement of claims for injunctive or equitable relief, the Parties hereby consent to the personal and exclusive jurisdiction and venue of the California state courts and the Federal courts located in Santa Clara County, California.

15.6

Entire Agreement; Headings; Severability. This Agreement, together with its exhibits, attachments and any purchase orders, constitutes the entire agreement between the Parties and supersedes all previous agreements, promises, proposals, representations, understanding, and negotiations, whether written or oral, expressed or implied, between the Parties respecting the subject matter hereof. NX and Flextronics Industrial Ltd. entered into that certain Flextronics Manufacturing Services Agreement as of February 18, 2015 (the “Prior Agreement”). The Parties agree that the Prior Agreement is terminated in its entirety and superseded by this Agreement as of the Effective Date (provided that the Warranty Period set out in this Agreement shall not apply to any Product delivered prior to the Effective Date). Each Party hereto represents and warrants to the other that it is entering into this Agreement based on the terms and conditions contained herein and that it is not entering into this Agreement because of other terms and conditions, including representations, covenants, inducements, and promises not contained herein. For the avoidance doubt, any different or additional terms contained in Supplier’s acceptance, order acknowledgment, invoice or any other documents shall not apply between the Parties. Headings are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms herein. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the Parties consent and agree that the scope may be judicially modified to the extent necessary to conform to law.

15.7

Relationship of the Parties. In fulfilling its obligations under this Agreement, each Party shall be acting as an independent contractor. Nothing contained in this Agreement shall be deemed or construed as creating any other relationship between the Parties, including that of a joint venture or a partnership. The employees of each Party shall not be considered the employees of the other Party for any purpose. Neither Party nor its employees shall have the authority to bind or make commitments on behalf of the other Party for any purpose, nor shall either Party or its employees hold itself or themselves out as having such authority. Each Party shall ensure that its employees and its Sub-contractors comply with all the terms and conditions of this Agreement. Any act or omission of a Party’s employees or Sub-contractors that would constitute a breach of this Agreement if it were an act or omission of such Party shall be deemed a breach of this Agreement by such Party. “Sub-contractor” shall mean any third party to whom Supplier outsources part or all its obligations under this Agreement; for the avoidance of doubt, the sellers of Materials on the BOM shall not be considered Sub-contractors.

15.8

Amendments; Waiver; Preservation of Claims. This Agreement may be amended only by written consent of both Parties. The failure by any Party to enforce any provision of this Agreement will not constitute a waiver of future enforcement or that or any other provision. Neither Party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the Party against which the waiver is asserted.

15.9

Audit. During the term of this Agreement, Supplier shall permit NX or an independent firm on NX’s behalf (excluding any competitors of Supplier, i.e. any companies who are active in the business of contract manufacturing for third parties and achieve a significant part of their revenue from such contract manufacturing activities, unless this is only ancillary to other activities of such company) the right to conduct audits and inspections with respect to the manufacture, sale, and delivery of Products and Supplier’s activities under this Agreement in order to verify compliance with the terms and conditions of this Agreement. NX shall provide reasonable advance notice of its intent to audit and shall conduct that audit during Supplier’s normal business hours. NX shall not conduct an audit more than [***], unless an audit reveals a material compliance breach, or if the audit arises from a governmental investigation or regulatory request. Third Party auditors shall be subject to the confidentiality obligation set forth in this Agreement, and the audit and any findings will be treated as Supplier Confidential Information. If any audit or inspection reveals that NX or its Affiliates have overpaid any amount owed to Supplier, Supplier shall promptly pay to NX such overpaid amount. If any audit or inspection reveals that NX or its Affiliates have been underpaid any amount owed to Supplier, Supplier shall have the right to promptly invoice such underpaid amount. The audit or inspection shall be conducted at NX’s expense, unless [***], in which case Supplier will reimburse NX for all reasonable costs and expenses incurred by NX in connection with such audit or inspection, [***]. Supplier shall immediately take all necessary or desirable corrective and preventive actions, in each case to the extent they are commercially reasonable, to resolve any issues discovered by any audit or inspection conducted by or on behalf of NX, provided that if Supplier does not take all such actions, NX may terminate this Agreement (together with all Statements of Work) with immediate effect. The Parties agree that there shall be no financial audit of Supplier by NX; however, Supplier shall provide copies of (i) all invoices issued by Supplier (or any of its Affiliates) to NX (or any Affiliate of NX) for Services pursuant to this Agreement and (ii) all purchase orders issued by NX (or any Affiliate of NX) to Supplier (or any of its Affiliates) for Services pursuant to this Agreement, in each case with reference to the period to be covered by the audit.

15.10

Force Majeure. As used in this Agreement, “Force Majeure” means an act or event that: (a) prevents a Party from performing its obligations under this Agreement; (b) is beyond the reasonable control of and not the fault of the Party; and (c) could not be avoided or overcome, despite the Party’s best efforts to do so. Neither Party shall be liable for any delay in performing, or for failing to perform, its obligations under this Agreement resulting from Force Majeure if the affected Party uses its commercially reasonable efforts to mitigate its effects. The Party affected by a Force Majeure must promptly notify the other Party of the event (not later than [***] after discovery). Where the Supplier is the affected Party, any impacted Delivery Dates shall be extended for the period of delay or Supplier’s inability to perform. If a Party’s performance is delayed by Force Majeure for [***] or more, the unaffected Party may at any time thereafter terminate the affected purchase orders or this Agreement upon notice to the affected Party, in each case, subject to Section 14.4.

Notwithstanding the foregoing, if the spread of the COVID-19 pandemic prevents a Party from performing its obligations under this Agreement in ways that could not be avoided or overcome despite the Party’s best efforts to do so (a “Covid Event”), the affected Party shall immediately notify the other Party of the Covid Event (not later than [***] after discovery of the Covid Event) and the Parties immediately shall discuss alternative ways to mitigate the impact of the Covid Event. The Parties shall mutually agree upon a mitigation plan for the Covid Event [***]. The affected Party shall implement and execute the mitigation plan in accordance with its terms. If the affected Party fails to execute the mitigation plan in accordance with its terms, and the affected Party does not cure such failure to the reasonable satisfaction of the unaffected Party within [***] of the unaffected Party’s notice of such failure, then the unaffected Party may at any time thereafter terminate the affected purchase orders or this Agreement upon notice, in each case, subject to Section 14.4.

15.11

Insurance. NX and Supplier agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Customer specifically agrees to maintain insurance coverage for any Products and Materials the title and risk of loss of which has passed to Customer pursuant to this Agreement and which is stored on the premises of Flex. At a minimum, Supplier shall maintain the insurance set forth in Exhibit D.

15.12

Continuity. Supplier certifies it has in place a business continuity and disaster recovery plan (“Disaster Recovery Plan”) that has been tested and maintained to assure a resilient state of readiness for Supplier’s own mission-critical operations in the event of a failure or interruption of Services, Force Majeure, or other circumstances severely interrupting Supplier’s business operations. [***] A Disaster Recovery Plan specific to certain Products or Services may be mutually agreed and appended to the applicable purchase order. Supplier’s Disaster Recovery Plan will be considered Supplier’s Confidential Information. Parties agree that such Disaster Recovery Plan will be updated from time to time.

15.13

Publicity. Each of Supplier and NX may not announce, describe or confirm the existence or terms of this Agreement or use the name, logo, trademark, or other symbol of the other Party (the “Other Party’s Name”) in publicity releases or advertising without securing the prior written consent of the other Party, in the case NX, of NX’s Corporate Communications Group. If such written consent is granted, any material change in the manner of presentation of the Other Party’s Name referring to NX shall require re-approval.

15.14

Even Handed Construction. The Parties acknowledge that the terms and conditions as set forth in this Agreement have been reviewed and subject to mutual negotiation, and it is the Parties’ intention that no term or condition be construed against a Party merely because it was prepared by that Party.

15.15

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one instrument; provided, however, that this Agreement shall be of no force or effect until executed by both Parties.

15.16

Electronic Signature. In all jurisdictions where digital or electronic signatures are legally binding under the laws of those jurisdictions, this Agreement and all SOWs, purchase orders, change orders, amendments, or other documents requiring signature may be executed using digital or electronic signatures, and those documents that are digitally or electronically executed will be legally binding.

15.17

English Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English. All monetary amounts described in this Agreement are in U.S. dollars.

15.18	Additional Requirements. The Parties agree to the additional requirements contained in the following exhibits, attached to this Agreement and incorporated herein:

Exhibit A: Adoption Agreement
Exhibit B: List of Current Affiliates
Exhibit C: [***]
Exhibit D: Quality Requirements
Exhibit E: Insurance
Exhibit F: Compliance with Laws
Exhibit G: Advance Shipping Notice Process
Exhibit H: RBA Status
Exhibit I: Nextracker Quality Assurance Requirements

INTENDING to be bound hereby, the Parties have caused their duly authorized representatives to execute this Agreement as of the Execution Date:

FLEXTRONICS INDUSTRIAL LTD.		NEXTRACKER LLC

By:		By:
Printed Name: B. Vijayandran A/L S Balasingam		Printed Name: Yves Figuerola
Title:	Director	Title:	VP, Supply Chain
Date:		Date:

EXHIBIT A—ADOPTION AGREEMENT

EXHIBIT B—LIST OF CURRENT AFFILIATES

EXHIBIT C—[***]

EXHIBIT D—QUALITY REQUIREMENTS

EXHIBIT E—INSURANCE

EXHIBIT F—COMPLIANCE WITH LAWS

EXHIBIT G: ADVANCE SHIPPING NOTICE PROCESS

EXHIBIT H—RBA STATUS

EXHIBIT I—NEXTRACKER QUALITY ASSURANCE REQUIREMENTS